Exhibit 4.5

STATE OF DELAWARE
CERTIFICATE OF CANCELLATION
OF STATUTORY TRUST
Pursuant to Title 12, Section 3810(d) of the Delaware Statutory Trust Act, the undersigned trustees have executed the following certificate:
1.    Name of Statutory Trust: PEBO Capital Trust I
2.    The Certificate of Statutory Trust was filed on April 13, 1999.
3.    This Certificate of Cancellation of Statutory Trust shall be effective upon filing.
IN WITNESS WHEREOF, the undersigned have executed this Certificate of Cancellation of Statutory Trust, or caused this Certificate of Cancellation of Statutory Trust to be executed by a duly authorized officer, this 19th day of December, 2012 A.D.

ADMINISTRATIVE TRUSTEES:
By:	/s/ EDWARD G. SLOANE, JR. Edward G. Sloane, Jr., as Administrative Trustee
By:	/s/ DOUGLAS G. ANKROM Douglas G. Ankrom, as Administrative Trustee
By:	/s/ M. RYAN KIRKHAM M. Ryan Kirkham, as Administrative Trustee

DELAWARE TRUSTEE AND PROPERTY TRUSTEE:
WILMINGTON TRUST COMPANY, as Delaware Trustee and Property Trustee
By:	/s/ JOSHUA C. JONES Name: Joshua C. Jones Title: Financial Services Officer